SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: April 27, 2004

(Date of earliest event reported)

California Micro Devices Corporation

(Exact name of registrant as specified in its charter)

California	0-15449	94-2672609
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

430 N. McCarthy Blvd., No. 100, Milpitas, CA 95035-5112

(Address of principal executive offices)         (Zip Code)

Registrant’s telephone number, including area code: (408) 263-3214

ITEM 5. OTHER EVENTS.

On April 27, 2004, Registrant entered into an underwriting agreement with Needham & Company, Inc., C.E. Unterberg, Towbin and Adams, Harkness & Hill, Inc. relating to the public offering covered by its S-3 Registration Statement filed on March 17, 2004. That underwriting agreement as well as an updated opinion of counsel as to the legality of the securities to be issued in the offering and a sample common stock certificate of Registrant are filed as exhibits to this Report. Also attached to this Report as Exhibit 99.1 is an April 28, 2004, news release of Registrant concerning the pricing of the offering.

Registrant has noticed a mistake in its explanation of the breakdown of the change in its cost of sales for the third quarter of fiscal 2004 versus the third quarter of fiscal 2003 as contained in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of its Form 10-Q for the nine-month period ended December 31, 2003. This mistaken break-down does not affect its financial statements which are unchanged. On page 14 of the Form 10-Q, in explaining the $1.8 million increase in cost of sales, Registrant describes components of cost of sales that increased by $3.0 million and components which decreased by $1.2 million, yielding the net $1.8 million increase. The description of the components which decreased by $1.2 million, comprising the second sentence of the last paragraph on said page 14, should have read in full as follows: “The increases were partially offset by a decrease of approximately $1,100,000 in manufacturing spending variances due primarily to the realignment of and reduction in spending at our Tempe wafer fabrication facility and an increased benefit of approximately $100,000 from the sale of previously reserved inventory.”

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits

The following exhibits are included herewith as part of this Current Report on Form 8-K:

Exhibit Number	Description
1.1	Underwriting Agreement, dated April 27, 2004, between Registrant and the underwriters.
4.1	Sample Common Stock Certificate of California Micro Devices Corporation.
5.1	Opinion re Legality of Pillsbury Winthrop LLP
99.1	Registrant’s News Release dated April 28, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized on the 27th day of April, 2004.

CALIFORNIA MICRO DEVICES CORPORATION
(Registrant)

By:	/s/ ROBERT V. DICKINSON

ROBERT V. DICKINSON President and Chief Executive Officer

By:	/s/ R. GREGORY MILLER

R. GREGORY MILLER Vice President, Finance and Chief Financial Officer (Principal Financial Officer)

INDEX TO EXHIBITS

Exhibit Number	Description
1.1	Underwriting Agreement, dated April 27, 2004, between Registrant and the underwriters.
4.1	Sample Common Stock Certificate of California Micro Devices Corporation.
5.1	Opinion re Legality of Pillsbury Winthrop LLP
99.1	Registrant’s News Release dated April 28, 2004